Exhibit 99.2

Amendment No. 1 to Traffix, Inc. – Andrew Stollman Employment Agreement

WHEREAS, on June 3, 2004, Traffix, Inc. (the “Company”) and Andrew Stollman (the “Executive”) orally agreed to amend that certain Employment Agreement between the Company and Executive dated as of December 1, 2001 (the “Agreement”); and

WHEREAS, on June 3, 2004, the Company’s Board of Directors consented to the terms of such oral amendment, a copy of which is annexed hereto as Exhibit A; and

WHEREAS, the Company and the Executive wish to reduce such oral amendment to writing;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       All capitalized terms used herein and not otherwise defined herein shall have the same meaning assigned to such terms as in the Agreement. All provisions of the Agreement not specifically amended by the provisions hereof shall remain in full force and effect, including specifically but without limitation, the remaining provisions of the Sections of the Agreement amended herein.

2.                                       Section 2 is hereby amended to state that the Term of the Agreement shall continue until November 30, 2007.

3.                                       Section 3 is hereby amended to state that the Base Salary for the remainder of the Term shall remain at $544,500 per annum.

4.                                       Section 4 is hereby amended to state that Executive shall receive a grant of a ten (10) year, non-statutory option under the Company’s 1996 Employee Stock Option Plan, as amended and restated, to purchase 405,000 shares of the Company’s common stock, which option shall vest as follows:

(i)                                     75,000 shares shall vest immediately;

(ii)                                  110,000 shares shall vest (if at all) upon the determination by the Company’s then Chief Financial Officer that the Company had Operating Cash Flow (defined as cash flow from operations, including interest earned on cash before depreciation and amortization, and excluding any gains from trading of marketable securities) for the fiscal year ending November 30, 2005 equal to or greater than $4 million;

(iii)                               110,000 shares shall vest (if at all) upon the determination by the

Company’s then Chief Financial Officer that the Company had Operating Cash Flow for the fiscal year ending November 30, 2006 equal to or greater than $4.65 million; and

(iv)                              110,000 shares shall vest (if at all) upon the determination by the Company’s then Chief Financial Officer that the Company had Operating Cash Flow for the fiscal year ending November 30, 2007 equal to or greater than $5.29 million.

The determination of the Operating Cash Flow in any fiscal year shall be made in accordance with the Company’s audited financial statements, which shall be conclusive and binding upon the Company and Executive.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

TRAFFIX, INC.

By:	/s/
Name:	Jeffrey L. Schwartz
Title:	CEO and Chairman

/s/
ANDREW STOLLMAN